Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

ZOOM TECHNOLOGIES, INC.,

ZOOM USA HOLDINGS, INC.,

PORTABLES UNLIMITED, LLC

AND

THE CELLULAR NETWORK COMMUNICATIONS GROUP, INC.

Dated as of October 11, 2011

TABLE OF CONTENTS

PURCHASE AND SALE OF CNCG INTERESTS	5
1.1 Purchase and Sale	5
1.2 Purchase Price	6
1.3 The Closing	6
1.4 Restrictions on Transfer	6
1.5 Tax Consequences	6

REPRESENTATIONS AND WARRANTIES OF ZOOM AND ZOOM SUB	6
2.1 Due Organization and Good Standing	7
2.2 Title to Securities; Capitalization	8
2.3 Subsidiaries	8
2.4 Authorization; Binding Agreement	8
2.5 Governmental Approvals	9
2.6 No Violations	9
2.7 SEC Filings and Financial Statements	10
2.8 Absence of Certain Changes	11
2.9 Litigation	11
2.10 Finders and Investment Bankers	12
2.11 Listing	12
2.12 Investment Company Act	12
2.13 Information Supplied	12

REPRESENTATIONS AND WARRANTIES OF PORTABLES AND CNCG	12
3.1 Due Organization and Good Standing	13
3.2 Title to Securities; Capitalization	14
3.3 Subsidiaries	16
3.4 Authorization; Binding Agreement	16
3.5 Governmental Approvals	17
3.6 No Violations	17
3.7 Portables Financial Statements	18
3.8 Absence of Certain Changes	19
3.9 Absence of Undisclosed Liabilities	19
3.10 Compliance with Laws	20
3.11 Regulatory Agreements; Permits	20
3.12 Litigation	20
3.13 Restrictions on Business Activities	21
3.14 Material Contracts	21
3.15 Intellectual Property	23
3.16 Employee Benefit Plans	24
3.17 Taxes and Returns	26
3.18 Finders and Investment Bankers	27
3.19 Title to Properties; Assets	28
3.20 Employee Matters	29
3.21 Environmental Matters	30

3.22 Transactions with Affiliates	31
3.23 Insurance	31
3.24 Accounts Receivable	31
3.25 Inventory	31
3.26 Investment Company Act	32
3.27 Customers and Suppliers	32
3.28 Information Supplied	32

COVENANTS	32
4.1 Conduct of Business of Zoom, Portables and Portables Subsidiaries	32
4.2 Access and Information; Confidentiality	35
4.3 No Solicitation; No Change in Recommendation	36
4.4 Notification of Certain Matters	37
4.5 Best Efforts	38
4.6 Public Announcements	39
4.7 Other Actions	39
4.8 Required Information	40
4.9 T-Mobile Indebtedness	40
4.10 License Agreement	40
4.11 Other Indebtedness	40
4.12 CNCG Capital Account	40
4.13 Employment Agreements	41
4.14 Additional Portables Units	41
4.15 Remedy for Late Payment	41
4.16 Piggyback Registration Rights	41
4.17 Restrictions on Divestiture	41
4.18 Delivery of Equity Consideration	41
4.19 Limitation of Distributions	41
4.20 Tenant Leases	41

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES	42
5.1 Survival of Representations and Warranties	42
5.2 Indemnification by Zoom	42
5.3 Indemnification by CNCG	43
5.4 Indemnification by PUI	43
5.5 Limitation on Indemnification	43
5.6 Indemnification Procedures	43
5.7 Recission Remedy	45

CONDITIONS	45
6.1 Conditions to Each Party's Obligations	45
6.2 Conditions to Obligations of CNCG	46
6.3 Conditions to Obligations of Zoom and Zoom Sub	46
6.4 Conditions to Obligations of Portables	47

TERMINATION AND ABANDONMENT	48
7.1 Termination	48

iii

7.2 Effect of Termination	50

MISCELLANEOUS	50
8.1 Survival	50
8.2 Notices	50
8.3 Fees and Expenses	51
8.4 Amendment	52
8.5 Waiver	52
8.6 Binding Effect; Assignment	52
8.7 Governing Law; Jurisdiction	52
8.8 Waiver of Jury Trial	53
8.9 Counterparts	53
8.10 Interpretation	53
8.11 Entire Agreement	53
8.12 Severability	53
8.13 Specific Performance	54
8.14 Non-Exclusive Remedy	54
8.15 Third Parties	54
8.16 Disclosure Letters	54

iv

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this "Agreement") is made and entered into as of October 11, 2011 by and among Zoom Technologies, Inc., a Delaware corporation ("Zoom"), Zoom USA Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Zoom ("Zoom Sub"), Portables Unlimited, LLC, a Delaware limited liability company ("Portables"), and The Cellular Network Communications Group, Inc., a New York corporation ("CNCG"). Zoom, Zoom Sub, Portables and CNCG are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

WITNESSETH:

WHEREAS, CNCG desires to sell to Zoom Sub and Zoom Sub desires to purchase from CNCG all issued and outstanding membership interests of Portables held by CNCG (the "CNCG Interests"), which equals 50% of the issued and outstanding membership interests of Portables ("Portables Units"), upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF CNCG INTERESTS

1.1   Purchase and Sale.

Upon the terms and subject to the conditions contained in this Agreement, Zoom Sub shall purchase from CNCG and CNCG shall sell to Zoom Sub (the "Purchase") at the Closing (as defined herein) all of the CNCG Interests free and clear of liens, mortgages, security interests and encumbrances, other than any restriction under securities laws or created by this Agreement (collectively, "Encumbrances").

1.2   Purchase Price. The purchase price for the CNCG Interests to be paid at Closing shall be as follows:

(a) Zoom shall deliver to CNCG $2,500,000 worth of its restricted common stock ("Zoom Stock"), which amount shall be referred to herein as the "Equity Consideration". The number of shares of Zoom Stock to be delivered shall be equal to $2.5 million divided by the weighted average closing price of a share of Zoom Stock on the NASDAQ Stock Market for the ten (10) consecutive trading days immediately prior to the Closing Date (as defined herein); and

(b) Zoom Sub shall deliver to CNCG a promissory note in the principal amount of $500,000 in the form attached hereto as Exhibit A (the "New Zoom Note").

1.3   The Closing . Unless this Agreement shall have been terminated in accordance with Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Purchase (the "Closing1.2(a)Closing") shall take place by the exchange of original or facsimile or electronic copies of this Agreement and each ancillary agreement hereto at 10:00 a.m. (EST) no later than the third business day after the date that all of the closing conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) unless another time, date or place is agreed upon in writing by the Parties hereto; provided, however, that the Closing shall occur, subject to the satisfaction or waiver of the conditions set forth in Article VI, no later than November 30, 2011 (the "Drop Dead Date1.2(a)Drop Dead Date"). The date on which the Closing occurs is herein referred to as the "Closing Date1.2(a)Closing Date."

1.4   Restrictions on Transfer. CNCG hereby agrees that it shall not transfer or dispose of any of the Equity Consideration for a period of twelve (12) months following the Closing Date; provided, however, that CNCG shall be entitled to sell up to an aggregate of fifty (50%) percent of the Equity Consideration commencing six (6) months after the Closing Date.

1.5   Tax Consequences. Portables is treated as a partnership for United States income tax purposes. The Parties hereto agree (i) to treat the transactions contemplated by this Agreement as a termination of the Portables tax partnership for federal income tax purposes under Section 708(b)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) that as a result of the foregoing and in accordance with Code Sections 706 and 708, the regulations promulgated under such Code Sections, and IRS Notice 2001-5, the partnership taxable year of Portables shall terminate as of the Closing Date and that the Tax Matters Member of Portables shall prepare K-1s for each of its members (i.e., Portables Unlimited, Inc. ("PUI") and CNCG) reflecting all partnership items of Portables for the short taxable year ending on the Closing Date, including without limitation all partnership items arising out of the transactions contemplated by this Agreement (and specifically including the transactions contemplated by Sections 6.3(l) and 6.3(m) hereof); (iii) that the Tax Matters Member of Portables shall take such further actions as are necessary to reflect the foregoing; and (iv) not to take any position inconsistent with the foregoing in filing any tax returns.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF ZOOM AND ZOOM SUB

Except as set forth in the disclosure letter delivered by Zoom to CNCG on the date hereof (the "Zoom Disclosure LetterArticle IIZoom Disclosure Letter"), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement to the extent the relevance of such disclosure to such other Section of this Agreement is reasonably apparent on the face of such disclosure), each of Zoom and Zoom Sub, jointly and severally, hereby represents and warrants to CNCG and Portables as follows:

2.1   Due Organization and Good Standing . Each of Zoom and each wholly owned or partially owned subsidiary of Zoom, including Zoom Sub (each a "Zoom Subsidiary2.1Zoom Subsidiary") is a corporation, limited liability company or other entity, duly incorporated, formed, or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation, or organization and has all requisite corporate, limited liability, or other organizational power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Each of Zoom and each Zoom Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to result in a Zoom Material Adverse Effect (as defined below). Zoom has heretofore made available to CNCG accurate and complete copies of Zoom's certificate of incorporation and by-laws, as amended to date and as currently in effect (the "Zoom Organization Documents2.1Zoom Organization Documents"), and the certificate of incorporation, by-laws or equivalent organizational documents of each of the Zoom Subsidiaries, each as amended to date and as currently in effect (the "Zoom Subsidiary Organization Documents2.1Zoom Subsidiary Organization Documents"). None of Zoom or any Zoom Subsidiary is in violation of any Zoom Organization Document or Zoom Subsidiary Organization Document, as the case may be.

For purposes of this Agreement, the term "Zoom Material Adverse Effect2.1Zoom Material Adverse Effect" shall mean any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the financial condition or operating results of Zoom and the Zoom Subsidiaries, taken as a whole, except any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would, or could have occurred a Zoom Material Adverse Effect: (i) the effect of any change in the general political, economic, financial, capital market or industry-wide conditions; (ii) the effect of any change that generally affects any industry or market in which Zoom or any of the Zoom Subsidiaries operate to the extent that it does not disproportionately affect, individually or in aggregate, Zoom and the Zoom Subsidiaries taken as a whole, relative to other participants in the industries in which Zoom and the Zoom Subsidiaries operate; (iii) the effect of any change arising in connection with any international or national calamity, commencement, continuation or escalation of a war, armed hostilities or act of terrorism which does not disproportionately affect Zoom and the Zoom Subsidiaries taken as a whole, relative to other participants in the industries in which Zoom and the Zoom Subsidiaries operate; (iv) the announcement of the execution of this Agreement, the pendency of or the consummation of the transactions expressly contemplated hereby; or (v) any change in applicable Law or United States generally accepted accounting principles consistently applied, as in effect from time to time ("GAAP"), or interpretation thereof.

2.2   Title to Securities; Capitalization .

  The authorized capital stock of Zoom consists of 35,000,000 shares of Zoom Stock of which 15,888,237 shares are issued and 15,886,557 shares are outstanding as of the date of this Agreement. Except as disclosed in Section 2.2(a) of the Zoom Disclosure Letter, no other shares of Zoom Stock or other capital stock of Zoom, or options, warrants, or other rights to acquire Zoom Stock or other capital stock of Zoom, is issued and outstanding.

  The Equity Consideration to be issued in accordance with this Agreement will be duly authorized, validly issued, fully paid and non assessable, not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, the Zoom Organization Documents or any contract to which Zoom is a party or by which Zoom is bound other than by the terms of this Agreement.

  Upon delivery of the Equity Consideration pursuant to this Agreement to CNCG, CNCG will have good title to such Equity Consideration free and clear of any Encumbrances.

  Except as set forth in this Agreement, as a result of the consummation of the Purchase, no shares of capital stock, warrants, options or other securities of Zoom or Zoom Sub are issuable and no rights in connection with any shares, warrants, rights, options or other securities of Zoom or Zoom Sub accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

2.3   Subsidiaries .

  Section 2.3(a)(i) of the Zoom Disclosure Letter sets forth a true, complete and correct list of each Zoom Subsidiary and their respective jurisdictions of incorporation, formation or organization. Except as otherwise set forth in Section 2.3(a)(ii) of the Zoom Disclosure Letter, all of the capital stock and other equity interests of the Zoom Subsidiaries are owned, directly or indirectly, by Zoom free and clear of any Encumbrance (other than any restriction under the Securities Act, or any state "blue sky" securities laws) with respect thereto.

  Zoom Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Since the date of its incorporation, Zoom Sub has not carried on any business or conducted any operations other than in connection with the execution of this Agreement and the performance of its obligations hereunder.

2.4   Authorization; Binding Agreement . Each of Zoom and Zoom Sub has all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby (i) have been duly and validly authorized by the Zoom Board and Zoom Sub Board, and (ii) no other corporate proceedings on the part of Zoom and Zoom Sub are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each ancillary agreement to which Zoom or Zoom Sub is a party shall be when delivered, duly and validly executed and delivered by Zoom and Zoom Sub and, assuming the due authorization, execution and delivery of this Agreement and such ancillary agreements by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Zoom and Zoom Sub, enforceable against Zoom and Zoom Sub in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the "Enforceability Exceptions2.4Enforceability Exceptions").

2.5   Governmental Approvals . No consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a "Consent2.5Consent"), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a "Governmental Authority2.5Governmental Authority"), on the part of Zoom or any of the Zoom Subsidiaries is required to be obtained or made in connection with the execution, delivery or performance by Zoom and Zoom Sub of this Agreement and each other ancillary agreement related hereto to which it is a party or the consummation by Zoom or Zoom Sub of the transactions contemplated hereby and thereby, other than (i) such filings as may be required in any jurisdiction where Zoom or Zoom Sub is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (ii) such filings as contemplated by this Agreement, (iii) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act2.5Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act2.5Exchange Act"), the Financial Industry Regulatory Authority ("FINRA2.5FINRA") or any state "blue sky" securities laws, and the rules and regulations thereunder, and (iv) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to result in a Zoom Material Adverse Effect or prevent consummation of the transactions contemplated by this Agreement.

2.6   No Violations . Except as otherwise described Section 2.6 of the Zoom Disclosure Letter, the execution and delivery by Zoom and Zoom Sub of this Agreement and each other ancillary agreement related hereto to which it is a party, the consummation by Zoom and Zoom Sub of the transactions contemplated hereby and thereby, and compliance by Zoom and Zoom Sub with any of the provisions hereof and thereof, will not, (i) conflict with or violate any provision of any Zoom Organization Document or Zoom Subsidiary Organization Document, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Zoom Material Contract (as defined below), (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrances (other than any Permitted Encumbrances (as defined herein)) upon any of the properties, rights or assets of Zoom or any of the Zoom Subsidiaries, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, and any condition precedent to such consent, approval, authorization or waiver having been satisfied, conflict with or violate any foreign, federal, state or local Order, statute, law, rule, regulation, ordinance, principle of common law, constitution, treaty enacted, or any writ, arbitration award, injunction, directive, judgment, or decree, promulgated, issued, enforced or entered by any Governmental Authority to which Zoom or any of the Zoom Subsidiaries or any of their respective assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from any of the foregoing that would not reasonably be expected to result in a Zoom Material Adverse Effect.

For purposes of this Agreement, the term "Permitted Encumbrances" means (i) Encumbrances for taxes or assessments and similar governmental charges or levies, which either are (A) not delinquent or (B) being contested in good faith and by appropriate proceedings, and adequate reserves have been established on the Portables or any Portables Subsidiary's books with respect thereto, (ii) other Encumbrances imposed by operation of Law (including mechanics', couriers', workers', repairers', materialmen's, warehousemen's, landlord's and other similar Encumbrances) arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (iii) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other types of social security, (iv) Encumbrances on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (v) title of a lessor under a capital or operating lease and the terms and conditions of a lease creating any leasehold interest, and (vi) Encumbrances arising under this Agreement or any ancillary agreement hereto or created by or through Zoom or any Zoom Subsidiary.

2.7   SEC Filings and Financial Statements .

  Since January 1, 2010, Zoom has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Zoom with the Securities and Exchange Commission (the "SEC2.7(a)SEC") under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (collectively, the "SEC Reports2.7(a)SEC Reports")2.7(a)Certifications. The SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. The SEC Reports did not, at the time they were filed with the SEC (except to the extent that information contained in any SEC Report has been revised or superseded by a later filed SEC Report, in which case on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications included as exhibits to the SEC Reports were each true and correct on the date made.

  The financial statements and notes contained or incorporated by reference in the SEC Reports (the "Zoom Financials2.7(b)Zoom Financials") fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of Zoom and the Zoom Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.

  The Zoom Subsidiaries have never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

2.8   Absence of Certain Changes .

(a) Since the date of Zoom's last filing with the SEC (a "Zoom SEC Filing") and through the date hereof, except as described in Section 2.8(a) of the Zoom Disclosure Letter and as expressly contemplated by this Agreement, Zoom and the Zoom Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and since such time, there has not occurred any action that would constitute a breach of Section 4.1.

(b) Since the date of the last Zoom SEC Filing through the date hereof, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to result in a Zoom Material Adverse Effect.

2.9   Litigation . Except as disclosed in the SEC Reports and in Section 2.9 of the Zoom Disclosure Letter, there is no private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation pending before any Governmental Authority of competent jurisdiction (each, an "Action2.12Action"), or, to the knowledge of Zoom, threatened against Zoom, any of the Zoom Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would reasonably be expected to result in a Zoom Material Adverse Effect. There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any supervisory agreement or memorandum of understanding with any Governmental Authority (each, an "Order2.12Order") binding against Zoom, any of the Zoom Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Zoom Material Adverse Effect. Zoom and the Zoom Subsidiaries are in compliance with all Orders, except for any non-compliances which would not reasonably be expected to result in a Zoom Material Adverse Effect.

2.10   Finders and Investment Bankers . Except as set forth in Section 2.10 of the Zoom Disclosure Letter, Zoom and/or Zoom Sub has not incurred, nor will it incur, any liability for any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Zoom and/or Zoom Sub.

2.11   Listing . The Zoom Stock is quoted for trading on NASDAQ. To Zoom's knowledge, it is not in violation of any NASDAQ rules, and the execution and delivery by Zoom or the Zoom Sub of this Agreement and each other ancillary agreement related thereto and the consummation of the transactions contemplated hereby and thereby and the compliance by Zoom or the Zoom Sub with any of the provisions hereof of thereof will not conflict with or violate any NASDAQ rules. There is no action or proceeding pending or, to Zoom's knowledge, threatened against Zoom by FINRA with respect to any intention by such entity to prohibit or terminate the quotation of the Zoom Stock on NASDAQ.

2.12   Investment Company Act . Zoom is not an "investment company" or a person directly or indirectly "controlled" by or acting on behalf of an "investment company", in each case within the meaning of the Investment Company Act of 1940, as amended.

2.13   Information Supplied . All documents and other papers delivered by or on behalf of Zoom or Zoom Sub in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic. No representation or warranty of Zoom or Zoom Sub contained in this Agreement and, to the best knowledge of Zoom or Zoom Sub, no document or other paper furnished by or on behalf of Zoom or Zoom Sub to Portables or CNCG (or any of their agents) pursuant to this Agreement or in connection with the transactions contemplated hereby, taken as a whole, contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading. There is no fact known to Zoom and Zoom Sub that has not been disclosed to Portables and CNCG in this Agreement or the Schedules hereto, or is not disclosed in the SEC Reports, that has or could reasonably be expected to have a Portables Material Adverse Effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PORTABLES AND CNCG

Except as set forth in the disclosure letter delivered by Portables and CNCG to Zoom on the date hereof (the "Portables Disclosure LetterArticle IIIPortables Disclosure Letter"), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement to the extent the relevance of such disclosure to such other Section of this Agreement is reasonably apparent on the face of such disclosure), Portables hereby represents and warrants to Zoom and Zoom Sub with respect to the following representations and warranties (other than the CNCG Representations) and CNCG represents and warrants as follows on a several and not joint basis only those representations and warranties contained in Sections 3.1(b), 3.2(a), 3.2(g), 3.2(h), 3.4(b), 3.5(b), 3.6(b), 3.12(b), 3.18(b), and 3.28 (the "CNCG Representations") of this Article III as follows:

3.1   Due Organization and Good Standing .

(a) Each of Portables and each wholly owned or partially owned subsidiary of Portables, if any (collectively, the "Portables Subsidiaries3.1Portables Subsidiaries") is a corporation, limited liability company, or other entity duly incorporated, formed or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization and has all requisite corporate, limited liability or other organizational power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Each of Portables and the Portables Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to result in a Portables Material Adverse Effect). Portables has heretofore made available to Zoom accurate and complete copies of Portables' formation documents and operating agreement, each as amended to date and as currently in effect (the "Portables Organization Documents3.1Portables Organization Documents"), and the equivalent organizational documents of each Portables Subsidiary, each as amended to date and as currently in effect (collectively, the "Portables Subsidiary Organization Documents3.1Portables Subsidiary Organization Documents"). Neither Portables nor any Portables Subsidiary is in violation of any provision of the Portables Organization Documents or Portables Subsidiary Organization Documents, as the case may be.

For purposes of this Agreement, the term "Portables Material Adverse Effect3.1Portables Material Adverse Effect" shall mean any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the financial condition or operating results of Portables and the Portables Subsidiaries, taken as a whole, except any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would, or could have occurred a Portables Material Adverse Effect: (i) the effect of any change in the general political, economic, financial, capital market or industry-wide conditions (except to the extent that Portables and the Portables Subsidiaries are affected in a disproportionate manner relative to other companies in the industries in which Portables and the Portables Subsidiaries conduct business), (ii) the effect of any change that generally affects any industry or market in which Portables or any of the Portables Subsidiaries operate to the extent that it does not disproportionately affect, individually or in aggregate, Portables and the Portables Subsidiaries taken as a whole, relative to other participants in the industries in which Portables and the Portables Subsidiaries operate; (iii) the effect of any change arising in connection with any international or national calamity, commencement, continuation or escalation of a war, armed hostilities or act of terrorism which does not disproportionately affect Portables and the Portables Subsidiaries taken as a whole, relative to other participants in the industries in which Portables and the Portables Subsidiaries operate; (iv) the announcement of the execution of this Agreement, the pendency of or the consummation of the transactions expressly contemplated hereby, or (v) any change in applicable Law or GAAP or interpretation thereof.

(b) CNCG is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of New York.

3.2   Title to Securities; Capitalization .

  Section 3.2(a) of the Portables Disclosure Letter sets forth a complete and accurate list of all owners of Portables Units and, such Portables Units are held by such members free and clear of any restrictions on transfer, Encumbrances, taxes (other than taxes the payment of which is not yet due or is being contested in good faith), warrants, purchase rights, contracts, assignments, commitments, equities, claims and demands, except as disclosed in Section 3.2(a) of the Portables Disclosure Letter. No such member is a party to any option, warrant, purchase right, or other contract or commitment that could require such member to sell, transfer, or otherwise dispose of its Portables Units, other than this Agreement. No such member is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of its Portables Units, other than this Agreement or the Portables Operating Agreement dated as of February 24, 2009, as amended (the "Portables LLC Agreement"). The Portables Units held by such members are not subject to preemptive rights, conversion price adjustment rights or rights of first refusal created by any agreement to which such member is a party, except as set forth in the Portables LLC Agreement.

  Except as disclosed in Section 3.2(a) of the Portables Disclosure Letter, no membership or other equity or voting interest of Portables, or options, warrants or other rights to acquire any such membership or other equity or voting interest of Portables, is issued and outstanding. The Portables Units are duly authorized, validly issued, fully paid and non- assessable and were not issued in violation of any applicable foreign, federal or state securities laws or the Portables Organization Documents. Portables has not entered into any other agreements or commitments to issue any membership interests and has not split, combined or reclassified the Portables Units.

  Portables directly or indirectly owns all of the capital stock of, or other equity interests in, Portables Subsidiaries. There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness (as defined herein) having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued membership interests of, or other equity interests in, Portables or any of Portables Subsidiaries or obligating Portables or any of Portables Subsidiaries to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or membership interests of, or other equity interest in, Portables or any of Portables Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating any of Portables Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such equity interest. There are no outstanding obligations of Portables or any Portables Subsidiaries to repurchase, redeem or otherwise acquire any membership interests, capital stock of, or other equity interests in, Portables or any of Portables Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

  Except for the Portables LLC Agreement, there are no stockholders or members agreements, voting trusts or other agreements or understandings to which Portables or any Portables Subsidiary or any of their members is a party with respect to the voting of the Portables Units or the capital stock or equity interests of any Portables Subsidiary.

  No Indebtedness of Portables or any of the Portables Subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Portables or any of the Portables Subsidiaries, or (iii) the ability of Portables or any of Portables Subsidiaries to grant any Encumbrance on its properties or assets. As used in this Agreement, "Indebtedness" means (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than expenses and current trade liabilities incurred in the ordinary course of business consistent with past practice and payable in accordance with customary practices), (B) any other indebtedness that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (C) all obligations under leases that should be classified as capital leases in accordance with GAAP, (D) all obligations in respect of acceptances issued or created, (E) all indebtedness referred to in clauses (A) through (D) secured by an Encumbrance on any property of such person and (F) all guarantee obligations for indebtedness of others referred to in clauses (A) through (E).

  From the date of Portables formation through the date hereof, except for tax distributions contemplated by Section 6.6 of the Portables LLC Agreement and as otherwise described on Section 3.2(f) of Portables Disclosure Letter, Portables has not declared or paid any distribution or dividend in respect of the Portables Units and has not repurchased, redeemed or otherwise acquired any Portables Units, and the managers of Portables have not authorized any of the foregoing.

  CNCG is a sophisticated seller with respect to the CNCG Interests, has adequate information concerning the business and financial condition of Zoom and the Zoom Subsidiaries and their respective assets, has been given the information necessary to make an informed decision regarding this Agreement and the transactions contemplated hereby and has independently made its analysis and decision to enter into and consummate this Agreement based upon such information it deems appropriate.

  CNCG is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act. The financial condition of CNCG is such that it is able to bear the risk of holding the Equity Consideration for an indefinite period of time and the risk of loss of its entire investment. CNCG has had the opportunity to ask questions of and receive answers from the management of Zoom and the Zoom Subsidiaries concerning the investment in the Equity Consideration and has sufficient knowledge and experience in investing in companies similar to Zoom in terms of their stage of development so as to be able to evaluate the risks and merits of its investment in Zoom. CNCG understands that the Equity Consideration consists of "restricted securities" as defined in Rule 144 under the Securities Act and such securities have not been registered under the Securities Act and CNCG is purchasing the Equity Consideration in accordance with an exemption from registration under the Securities Act. CNCG is acquiring the Equity Consideration for investment, for its own account, and not for resale or with a view to distribution thereof in violation of the Securities Act and the rules and regulations promulgated thereunder. CNCG has not entered into an agreement or understanding with any other person to resell or distribute the Equity Consideration. CNCG acknowledges that it will not reoffer, resell, pledge or otherwise transfer any Equity Compensation except pursuant to an applicable exemption under the Securities Act or an effective registration statement, in each case in accordance with any applicable securities laws of any state of the United States or any other relevant jurisdiction. CNCG acknowledges that the Equity Consideration is not being received as a result of any general solicitation or general advertising (as those terms are used in Regulation D promulgated under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

3.3   Subsidiaries .

  Section 3.3(a)(i) of the Portables Disclosure Letter sets forth a true, complete and correct list of each of the Portables Subsidiaries and their respective jurisdictions of incorporation, formation or organization. Except as otherwise set forth on Section 3.3(a)(ii) of the Portables Disclosure Letter, all of the capital stock and other equity interests of the Portables Subsidiaries are owned, directly or indirectly, by Portables free and clear of any Encumbrance (other than any restriction under the Securities Act, or any state "blue sky" securities laws) with respect thereto. All of the outstanding shares of capital stock or other equity interests in each of the Portables Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and were issued free of preemptive rights and were not issued in violation of any applicable foreign, federal or state securities laws. Neither Portables nor any Portables Subsidiary owns, directly or indirectly, any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person, other than capital stock or other equity interest of the Portables Subsidiaries owned by Portables or another Portables Subsidiary.

  Section 3.3(b) of the Portables Disclosure Letter lists all jurisdictions in which each of Portables and each Portables Subsidiary is qualified to conduct its respective business.

3.4   Authorization; Binding Agreement .

  Portables has all requisite legal power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby, (i) have been duly and validly authorized by Portables Board and/or managers and (ii) no other proceedings on the part of Portables is necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each ancillary agreement to which Portables is a party shall be when delivered, duly and validly executed and delivered by Portables and assuming the due authorization, execution and delivery of this Agreement and any such ancillary agreements by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of Portables, enforceable against Portables in accordance with its terms, subject to the Enforceability Exceptions.

  CNCG has all requisite corporate power and authority to execute and deliver this Agreement and each ancillary agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby, (i) have been duly and validly authorized by CNCG's board of directors and (ii) no other proceedings on the part of CNCG is necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each ancillary agreement to which CNCG is a party shall be when delivered, duly and validly executed and delivered by CNCG and, assuming the due authorization, execution and delivery of this Agreement by the other Parties hereto, constitute the legal, valid and binding obligation of CNCG, enforceable against CNCG in accordance with its terms, except for the Enforceability Exceptions.

3.5   Governmental Approvals .

  No Consent of or with any Governmental Authority on the part of Portables or any of the Portables Subsidiaries is required to be obtained or made in connection with the execution, delivery or performance by Portables of this Agreement or any ancillary agreement related hereto or the consummation by Portables of the transactions contemplated hereby or thereby other than (i) such filings as may be required in any jurisdiction where Portables or any Portables Subsidiary is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (ii) such filings as contemplated by this Agreement, (iii) for applicable requirements of the Securities Act, Exchange Act, FINRA or any state "blue sky" securities laws, and the rules and regulations thereunder, and (iv) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to result in a Portables Material Adverse Effect or prevent the consummation of the transactions contemplated by this Agreement.

  No Consent of or with any Governmental Authority on the part of CNCG is required to be obtained or made in connection with the execution, delivery or performance by CNCG of this Agreement or the consummation by CNCG of the transactions contemplated hereby other than (i) such filings as contemplated by this Agreement, (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, FINRA or any state "blue sky" securities laws, and the rules and regulations thereunder, and (iii) where the failure to obtain or make such Consents or to make such filings or notifications, would prevent consummation of the transactions contemplated by this Agreement.

3.6   No Violations .

  Except as otherwise described in Section 3.6 of the Portables Disclosure Letter, the execution and delivery by Portables of this Agreement and each other ancillary agreement related hereto and the consummation by Portables of the transactions contemplated hereby and thereby and compliance by Portables with any of the provisions hereof or thereof will not (i) conflict with or violate any provision of the Portables Organization Documents, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Portables Material Contract (as defined in Section 3.14(a) below), (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance (except for Permitted Encumbrances) upon any of the properties, rights or assets of Portables or any of the Portables Subsidiaries or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.5 hereof, and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with, contravene or violate in any respect any Law to which Portables or any of the Portables Subsidiaries or any of their assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing that would not reasonably be expected to result in a Portables Material Adverse Effect.

  The execution and delivery by CNCG of this Agreement, the consummation by CNCG of the transactions contemplated hereby, and compliance by CNCG with any of the provisions hereof, will not (i) conflict with or violate any provision of CNCG's organizational documents, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under any CNCG agreement, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance (other than any restriction under the Securities Act, or any state "blue sky" securities laws) on the CNCG Interests, or (iv) conflict with, contravene or violate in any respect any law applicable to CNCG.

3.7   Portables Financial Statements .

  As used herein, the term "Portables Financials3.7(a)Signing Portables Financials" means Portables' (i) audited consolidated financial statements (including, in each case, any related notes thereto), consisting of Portables' consolidated balance sheets as of December 31, 2010 and December 31, 2009, and the related statements of operations, changes in members' equity and cash flows for the years then ended and (ii) the unaudited consolidated financial statements, consisting of Portables' consolidated balance sheet as of June 30, 2011, and the related statements of operations, changes in members' equity and cash flows for the six months then ended. True and correct copies of the Portables Financials have been provided to Zoom. The Portables Financials (i) were prepared from, and in accordance with, the Portables' books and records as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except for the absence of footnotes and audit adjustments in the case of unaudited Portables Financials), (iii) fairly present in all material respects the consolidated financial position of Portables as of the respective dates thereof and the consolidated results of Portables' operations and cash flows for the periods indicated, and (iv) to the extent required for inclusion in filings with the SEC, comply in all material respects with the Securities Act, Exchange Act, Regulations S-X and S-K, and the published general rules and regulations of the SEC and are suitable for filing with the SEC. The audited Portables Financials have been audited by an independent accounting firm that is certified by the Public Company Accounting Oversight Board to file financial statements with the SEC.

  Portables has disclosed to Zoom, Portables' outside auditors and the Portables Board any fraud that to Portables' knowledge has arisen that involves management or other employees who have a significant role in Portables' internal controls over financial reporting.

  Since January 1, 2008, none of Portables, any Portables Subsidiary, or any manager, director, officer or employee of Portables or any Portables Subsidiary, or to Portables' knowledge, any auditor or accountant of Portables or any Portables Subsidiary, has received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Portables or any Portables Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Portables or any Portables Subsidiary has engaged in questionable accounting or auditing practices. To Portables' knowledge, since January 1, 2008, no employee or manager of Portables, nor to Portables' knowledge, any attorney representing Portables or any Portables Subsidiary, whether or not employed by Portables or any Portables Subsidiary, has received notice from any Governmental Authority or any Person of any violation of consumer protection, insurance or securities laws, breach of fiduciary duty or similar violation by Portables, any Portables Subsidiary or any of their respective managers, officers, directors, employees or agents or reported evidence of any such violations to the Portables Board or any committee thereof or to any manager, director or executive officer of Portables.

  None of Portables or the Portables Subsidiaries have ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

3.8   Absence of Certain Changes .

(a) From January 1, 2008 through the date hereof, except as described in Section 3.8(a) of the Portables Disclosure Letter and as expressly contemplated by this Agreement, Portables and the Portables Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice.

(b) From January 1, 2008 through the date hereof, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to result in a Portables Material Adverse Effect.

3.9   Absence of Undisclosed Liabilities . Except as disclosed in Section 3.9 of the Portables Disclosure Letter, which contains a complete and accurate list of all outstanding Indebtedness of Portables, with detailed information as to lender, term, schedule of repayments and interest rates, neither Portables nor any Portables Subsidiary is subject to any liabilities or obligations of the type required to be reflected on a balance sheet prepared in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Portables Financials, other than (i) liabilities or obligations of the type that have been incurred in the ordinary course of business consistent with past practice, (ii) liabilities or obligations reflected in the Portables Disclosure Letter, and (iii) liabilities or obligation under the payment terms of Portables Material

Contracts (but not including liabilities for breaches or for indemnification obligations thereunder).

3.10   Compliance with Laws . Except as set forth in Section 3.10 of the Portables Disclosure Letter, neither Portables nor any of the Portables Subsidiaries are in conflict with, or in default or violation of, nor has it received, from January 1, 2008 through the date hereof, any notice of any conflict with, or default or violation of, (A) any applicable Law by which it or any property or asset of Portables or any Portables Subsidiary is bound or affected including, without limitation, consumer protection, insurance or securities laws, or (B) any Portables Material Contract that has had, or would reasonably be expected to result in, a Portables Material Adverse Effect.

3.11  Regulatory Agreements; Permits .

  Except as disclosed in Section 3.11(a) of the Portables Disclosure Letter, there are no agreements, memoranda of understanding, commitment letters, or cease and desist orders, to which Portables or any Portables Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

  Except as disclosed in Section 3.11(b) of the Portables Disclosure Letter, each of Portables, the Portables Subsidiaries, and each employee of Portables or any Portables Subsidiary who is legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with Portables or such Portables Subsidiary, hold all permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct Portables' or the Portables Subsidiaries' respective business as presently conducted, and to own, lease and operate Portables' or the Portables Subsidiaries' respective assets and properties (collectively, the "Portables Permits3.11(b)Portables Permits"). Portables has made available to Zoom true, correct and complete copies of all Portables Permits. All of the Portables Permits are in full force and effect, and no suspension or cancellation of any of the Portables Permits is pending or, to Portables' knowledge, threatened. Portables and the Portables Subsidiaries are not in violation of the terms of any Portables Permit.

  To Portables' knowledge, no investigation, review or market conduct examination by any Governmental Authority with respect to Portables or any Portables Subsidiary is pending or threatened.

3.12   Litigation .

  Except as disclosed in Section 3.12 of the Portables Disclosure Letter, there is no Action pending, or, to the knowledge of Portables, threatened against Portables, any Portables Subsidiary, any of their respective subsidiaries or any of their respective properties, rights or assets or, any of their respective officers, directors, partners, managers or members (in their capacities as such) that would reasonably be expected to result in a Portables Material Adverse Effect. There is no Order binding against Portables, any Portables Subsidiary, any of their respective subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers, directors, members or partners (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Portables Material Adverse Effect. Portables and the Portables Subsidiaries are in compliance with all Orders, except for non- compliances which would not reasonably be expected to result in a Portables Material Adverse Effect. Except as disclosed in Section 3.12 of the Portables Disclosure Letter, there is no Action that Portables or any of the Portables Subsidiaries has pending against other parties. There is no Action pending or, to the knowledge of Portables, threatened against Portables involving a claim against Portables or any Portables Subsidiary for false advertising with respect to any of Portables' or any Portables Subsidiary's products or services.

  There is no Action pending or, to the knowledge of CNCG, threatened against CNCG that would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement. There is no Order binding against CNCG or the CNCG Interests that would prohibit, prevent, enjoin, restrict or materially alter or delay any of the transactions contemplated by this Agreement.

3.13   Restrictions on Business Activities . There is no Order binding upon Portables or any of the Portables Subsidiaries that has or would reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of Portables or any of the Portables Subsidiaries as their businesses are currently conducted, any acquisition of property by Portables or any of the Portables Subsidiaries, the conduct of business by Portables or any of the Portables Subsidiaries as currently conducted, or the ability of Portables to compete with other parties.

3.14   Material Contracts .

  Section 3.14(a) of the Portables Disclosure Letter sets forth a true, correct and complete list of, and Portables has made available to Zoom, true, correct and complete copies of, each material contract, agreement, commitment, arrangement, lease, license, or plan and each other instrument in effect to which Portables or any Portables Subsidiary is a party or by which Portables, any Portables Subsidiary, or any of their respective properties or assets are bound or affected, in each case as of the date hereof (each, a "Portables Material Contract3.14(a)Portables Material Contract") that:

    contains covenants that limit the ability of Portables or any Portables Subsidiary (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product, including any non- competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without any penalty or other liability to Portables or any Portables Subsidiary upon notice of 60 days or less;

    involves any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation,

    operation, management or control of any partnership or joint venture that is material to the business of Portables and the Portables Subsidiaries, taken as a whole;

    involves any exchange traded, over the counter or other swap, cap, floor, collar, futures, contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

    evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $100,000;

    involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business) or capital stock or other equity interests of another Person;

    by its terms calls for aggregate payments by Portables or any Portables Subsidiary under such contract of more than $100,000 per year;

    with respect to any material acquisition of another Person, pursuant to which Portables or any Portables Subsidiary has any "earn out" or other contingent payment obligations;

    obligates Portables or any Portables Subsidiary to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof;

    is between Portables or any Portables Subsidiary and any of their respective directors or executive officers;

    obligates Portables or any Portables Subsidiary to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture); or

    relates to the development, ownership, licensing or use of any Intellectual Property material to the business of Portables or any Portables Subsidiary, other than Off-the-Shelf Software Agreements.

  Except as disclosed on Section 3.14(b) of the Portables Disclosure Letter, with respect to each Portables Material Contract: (i) such Portables Material Contract is valid and binding and enforceable in all material respects against Portables or the Portables Subsidiary party thereto (subject to Enforceability Exceptions) and, to Portables' knowledge, the other party thereto, and other than such contracts that have expired by their terms or terminated pursuant to the terms of this Agreement, are in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of Portables Material Contract against Portables or such Portables Subsidiary and, to Portables'

  knowledge, the other party thereto; (iii) neither Portables nor any Portables Subsidiary is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by Portables or any Portables Subsidiary, or permit termination or acceleration by the other party thereto, under such Portables Material Contract; (iv) to Portable's knowledge, no other party to such Portables Material Contract is in breach or default in any respect that would have a Portables Material Adverse Effect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party that would have a Portables Material Adverse Effect, or permit termination or acceleration by Portables or any of the Portables Subsidiaries, under such Portables Material Contract, and (v) no other party to such Portables Material Contract has notified Portables or any Portables Subsidiary that it is terminating or considering terminating the handling of its business by Portables or any Portables Subsidiary or in respect of any particular product, project or service of Portables or any Portables Subsidiary, or is planning to materially reduce its future business with Portables or any Portables Subsidiary in any manner.

3.15   Intellectual Property .

  Section 3.15(a)(i) of the Portables Disclosure Letter contains a list of: (i) all right, title and interest in and to all registered Intellectual Property and Intellectual Property that is the subject of a pending application for registration in each case that is owned by Portables or any of the Portables Subsidiaries ("Portables Intellectual Property2.15(a)Zoom Intellectual Property"); and (ii) all Intellectual Property, other than as may be licensed pursuant to Off-the-Shelf Software Agreements, that is licensed to Portables or any of the Portables Subsidiaries ("Portables Licensed Intellectual Property2.15(a)Zoom Licensed Intellectual Property"). Each of Portables and the Portables Subsidiaries (x) has all right, title and interest in and to Portables Intellectual Property owned by it, free and clear of all Encumbrances, other than rights and interest licensed to any other Person and Permitted Encumbrances, and (y) has valid rights to use the Portables Licensed Intellectual Property. Neither Portables nor any of the Portables Subsidiaries has received any notice alleging that it has infringed, diluted or misappropriated, or, by conducting its business as currently conducted, has infringed, diluted or misappropriated, the Intellectual Property rights of any Person and, to the knowledge of Portables, there is no valid basis for any such allegation. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will impair or alter Portables' or any Portables Subsidiary's rights to any Portables Intellectual Property or Portables Licensed Intellectual Property. To Portables' knowledge, all of Portables Intellectual Property and the license rights to the Portables Licensed Intellectual Property are valid, enforceable and subsisting and, as of the date hereof, to Portables' knowledge, there is no Action that is pending or, threatened that challenges the rights of Portables or any of the Portables Subsidiaries in any material respect of any Portables Intellectual Property or Portables Licensed Intellectual Property or the validity, enforceability or effectiveness thereof. Portables Intellectual Property and the Portables Licensed Intellectual Property constitute all Intellectual Property owned by or licensed to Portables or the Portables Subsidiaries and used in or necessary for the operation by Portables and the Portables Subsidiaries of their respective businesses as currently conducted. Neither Portables nor any of the Portables Subsidiaries is in breach or default (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the Portables Licensed Intellectual Property.

  For purposes of this Agreement, "Intellectual Property2.15(b)Intellectual Property" means (i) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (iii) United States and foreign copyrights, and registrations and applications for registration thereof; and copyrightable works, including website content; (iv) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (v) confidential and proprietary information including, without limitation, know-how, recipes and formulas.

3.16   Employee Benefit Plans .

  Section 3.16(a) of the Portables Disclosure Letter lists, with respect to Portables and the Portables Subsidiaries, (i) all employee benefit plans (as defined in Section 3(3) of ERISA), (ii) loans from Portables to managers, officers and directors other than advances for expense reimbursements incurred in the ordinary course of business, (iii) any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iv) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (v) other fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements, and (vi) any current or former employment, change of control, retention or executive compensation, termination or severance plans, programs, policies, collective bargaining, agreements or arrangements, written or otherwise, as to which unsatisfied liabilities or obligations, contingent or otherwise, remain for the benefit of, or relating to, any present or former employee, consultant, manager or director, or which could reasonably be expected to have any liabilities or obligations (together, the "Portables Benefit Plans3.16(a)Portables Benefit Plans"). The term Portables Benefit Plans also includes all benefit plans subject to Title IV of ERISA in connection with which any trade or business (whether or not incorporated) that is treated as a single employer with Portables and the Portables Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (a "Portables ERISA Affiliate3.16(a)Portables ERISA Affiliate") has or could have any liability.

  Copies of all documentation relating to the Portable Benefit Plans have been delivered or made available to Zoom Sub and/or its counsel including, to the extent they exist, (i) copies of written Portables Benefit Plans (including all amendments thereto), (ii) comprehensive written descriptions of unwritten Portables Benefit Plans, (iii) all current summary plan descriptions, summaries of material modifications, and material employee and participant communications, (iv) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof), (v) the most recent IRS determination or opinion letter obtained with respect to each Portables Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt from tax under Section 501(c)(9) of the Code, (vi) the annual report on IRS Form 5500-series for each of the last three years for each Portables Benefit Plan required to file such form, (vii) the most recently prepared financial statements for each Portables Benefit Plan for which such statements are required, (viii) all material contracts and agreements relating to each Portables Benefit Plan, including, without limitation, service provider agreements, insurance contracts, annuity contracts, investment management agreements, and recordkeeping agreements, and (ix) a schedule showing the current "fiduciaries (within the meaning of Section 3(21) of ERISA) with respect to each Portables Benefit Plan which is subject to ERISA.

  Except as set forth in Section 3.16(c) of the Portables Disclosure Letter, (i) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and/or Section 4975 of the Code, by Portables or by any trusts created thereunder, any trustee, fiduciary or administrator thereof or any other Person, with respect to any Portables Benefit Plan, (ii) each Portables Benefit Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), (iii) Portables and each Portables ERISA Affiliate have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Portables Benefit Plans, and (iv) all contributions and premiums required to be paid by Portables or any Portables ERISA Affiliate to any Portables Benefit Plan have been made on or before their due dates, including any legally permitted extensions. Except with respect to claims for benefits in the ordinary course, no Action has been brought, or to the knowledge of Portables, any Portables Subsidiary or CNCG is threatened, against or with respect to any such Portables Benefit Plan, including any audit or inquiry by the IRS, United States Department of Labor (the "DOL") or other Governmental Authority, and there are no facts or circumstances known to Portables or CNCG that could reasonably be expected to give rise to any such Action. Each Portables Benefit Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code and any awards thereunder, in each case that is subject to Section 409A of the Code, has been documented and operated in compliance with Section 409A of the Code.

  Neither Portables nor any Portables ERISA Affiliate has incurred any liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

  Except as otherwise provided in this Agreement, any ancillary agreement related hereto or as provided by applicable Law, with respect to Portables Benefit Plans, the consummation of the transactions contemplated by this Agreement and any ancillary agreement related hereto to which Portables is a party, will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, manager, director or consultant of Portables or any of the Portables Subsidiaries to any payment of severance pay, golden parachute payments, or bonuses, (ii) accelerate, forgive Indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee or director of Portables or any of the Portables Subsidiaries, or (iii) accelerate the time of payment or vesting of options to purchase securities of Portables, or increase the amount of compensation due any such employee, manager, director or consultant.

  None of the Portables Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions. The tax deductibility of any amount payable under any Portables Benefit Plan will not be limited by operation of Section 162(m) or 280G of the Code. All contributions to Portables Benefit Plans that were required to be made under such plans have been made, and all benefits accrued under any unfunded Portables Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, all of which accruals are as disclosed in Section 3.16(f) of the Portables Disclosure Letter.

  No Portables Benefit Plan maintained by Portables or any of the Portables Subsidiaries provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of Portables or any of the Portables Subsidiaries after termination of employment (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

  Except as set forth in Section 3.16(h) of the Portables Disclosure Letter, no Portables Benefit Plan is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA). Neither Portables nor any Portables ERISA Affiliate has ever maintained or contributed to any "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code, or Section 302 or Title IV of ERISA, "multiple employer plan" (within the meaning of Section 413 of the Code or Section 4063 of ERISA), or any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

3.17   Taxes and Returns .

  Portables has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign tax returns and reports required to be filed by it and the Portables Subsidiaries (taking into account all available extensions), which tax returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all taxes required to be paid, collected or withheld, other than such taxes for which adequate reserves in the Portables Financials have been established.

  Section 3.17(b) of the Portables Disclosure Letter sets forth each jurisdiction where Portables and each Portables Subsidiary files or is required to file a tax return.

  To the knowledge of Portables, neither Portables nor any of the Portables Subsidiaries is being audited by any tax authority or has been notified by any tax authority that any such audit is contemplated or pending.

  There are no claims, assessments, audits, examinations, investigations or other proceedings pending against Portables or any of the Portables Subsidiaries in respect of any tax, and neither Portables or any of the Portables Subsidiaries has been notified of any proposed tax claims or assessments against Portables or any of the Portables Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Portables Financials have been established or are immaterial in amount).

  There are no liens with respect to any taxes upon any of Portables' or Portables Subsidiaries' assets, other than (i) taxes, the payment of which is not yet due, or (ii) taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Portables Financials have been established.

  Neither Portables nor any of the Portables Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of taxes. There are no outstanding requests by Portables or any of the Portables Subsidiaries for any extension of time within which to file any tax return or within which to pay any taxes shown to be due on any tax return.

  Neither Portables nor any of the Portables Subsidiaries has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a result in a Portables Material Adverse Effect following the Closing.

  Neither Portables nor any of the Portables Subsidiaries has participated in, or sold, distributed or otherwise promoted, any "reportable transaction," as defined in Treasury Regulation section 1.6011-4.

  Neither Portables nor any of the Portables Subsidiaries has any liability or potential liability for the taxes of another Person (i) under any applicable tax law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

  Neither Portables nor any of the Portables Subsidiaries is a party to or bound by any tax indemnity agreement, tax sharing agreement or tax allocation agreement or similar agreement, arrangement or practice (including advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority) that will be binding on Portables or any Portables Subsidiary with respect to any period following the Closing Date.

  Neither Portables nor any of the Portables Subsidiaries has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any taxes, nor is any such request outstanding.

3.18   Finders and Investment Bankers .

  Except as set forth in Section 3.18 of the Portables Disclosure Letter, Portables has not incurred, nor will it incur, any liability for any investment banker, brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Portables or any Portables Subsidiary.

  CNCG has not incurred, nor will it incur, any liability for any investment banker, brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of CNCG.

3.19   Title to Properties; Assets .

  Section 3.19(a)(i) of Portables Disclosure Letter contains a correct and complete list of all real property and interests in real property owned, leased or subleased by or for the benefit of Portables or any of Portables Subsidiaries from or to any Person (collectively, the "Portables Real Property"). This list contains, with respect to each of the Portables Real Properties, all existing leases, subleases, licenses, guarantees or other occupancy contracts to which Portables or any of the Portables Subsidiaries is a party or by which Portables or any of the Portables Subsidiaries is bound, and all assignments, amendments, modifications, extensions and supplements thereto (collectively, the "Tenant Leases"), the terms of which have been complied with by Portables and any Portables Subsidiary in all material respects. Portables Real Property set forth in Section 3.19(a)(i) of Portables Disclosure Letter comprises all of the real property necessary and/or currently used in the operations of the business of Portables and Portables Subsidiaries. Portables or a Portables Subsidiary has good and valid title to, a valid leasehold interest in, or valid license to use, all of the personal property, assets and rights used by them in the operation of their respective businesses, free and clear of all Encumbrances, other than Permitted Encumbrances.

  A true, correct, complete and full execution copy of each Tenant Lease set forth in Section 3.19(a)(i) of Portables Disclosure Letter has been provided to Zoom prior to the Closing Date. As of the date hereof, Portables or the Portables Subsidiary's interests in each of the Tenant Leases are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of the Tenant Leases is in full force and effect and, as of the Closing Date, Portables or the Portables Subsidiary's interests in each of the Tenant Leases will be free and clear of all Encumbrances, other than Permitted Encumbrances, and each of the Tenant Leases will be in full force and effect. Neither Portables nor any of the Portables Subsidiaries nor, to the knowledge of Portables, any other party to any Tenant Lease is in breach of or in default under (with or without notice or lapse of time or both) any of the Tenant Leases. Portables and Portables Subsidiaries enjoy peaceful and undisturbed possession under all such Tenant Leases and have not received notice of any default, delinquency or breach on the part of Portables or any Portables Subsidiary.

  Portables and the Portables Subsidiaries are the sole owners of and have good and marketable title to the assets that constitute all of the assets, rights and properties used in, or reasonably necessary for, the continued operation of its business in the manner and to the extent currently conducted (the "Assets") as reflected in the description of the business and financial statements provided to Zoom. Following the Closing, Portables and the Portables Subsidiaries shall continue to own all of the Assets.

3.20   Employee Matters .

  Section 3.20(a) of the Portables Disclosure Letter contains a complete and accurate list of the following information for Portables' employees, managers, directors, independent contractors, consultants and agents, including each employee on leave of absence (including, without limitation, short- or long-term disability leave and FMLA leave) or layoff status, as of June 30, 2011: name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since January 1, 2010; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Portables Benefit Plans.

  There are no Actions pending or, to the knowledge of Portables or CNCG, threatened involving Portables or any Portables Subsidiary and any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim. To Portables' or CNCG's knowledge, since January 1, 2008, there has been: (i) no labor union organizing or attempting to organize any employee of Portables or any of the Portables Subsidiaries into one or more collective bargaining units with respect to their employment with Portables or any of the Portables Subsidiaries; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of Portables or any of the Portables Subsidiaries is pending with respect to their employment with Portables or any of the Portables Subsidiaries or threatened against Portables or any of the Portables Subsidiaries. Neither Portables nor any of the Portables Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of Portables or any of the Portables Subsidiaries and no such agreement is currently being negotiated.

  Except as set forth on Section 3.20(c) of the Portables Disclosure Letter, Portables and the Portables Subsidiaries (i) are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received notice, in any form, that there is any Action involving unfair labor practices against Portables or any of the Portables Subsidiaries pending, (ii) are not liable for any arrears of wages or any penalty for failure to comply with any of the foregoing, and (iii) are not liable for any payment to any trust or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Without limiting the foregoing, neither Portables nor any Portables Subsidiary has any liability with respect to any misclassification of any Person as (i) an independent contractor rather than as an employee, or (ii) an employee exempt from any overtime Law or regulation. There are no Actions pending or, to the knowledge of Portables, threatened against Portables or any Portables Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

3.21   Environmental Matters . Except as set forth in Section 3.21 of the Portables Disclosure Letter:

  Neither Portables nor any of the Portables Subsidiaries is the subject of any national, international, federal, state, local or foreign Order, judgment or claim, and neither Portables nor any of the Portables Subsidiaries has received any notice or claim, or entered into any negotiations or agreements with any Person, in each case that would impose a liability or obligation under any Environmental Law;

  Portables and the Portables Subsidiaries are in compliance in all material respects with all applicable Environmental Laws;

  Neither Portables nor any of the Portables Subsidiaries has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any liability or obligation under applicable Environmental Laws; and

  Each of Portables and the Portables Subsidiaries holds and is in compliance in all material respects with all Portables Permits required to conduct its business and operations under all applicable Environmental Laws.

"Environmental Laws2.21Environmental Laws" means any law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, and including restrictions on Hazardous Substances in electrical and electronic equipment, in each case as in effect before or at the date hereof.

"Hazardous Substance2.21Hazardous Substance" means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or as a pollutant or contaminant under any Environmental Law. Hazardous Substances include any substance to which exposure is regulated by any Governmental Authority or any Environmental Law, including (a) petroleum or any derivative or byproduct thereof, toxic mold, asbestos or asbestos containing material or polychlorinated biphenyls, (b) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National and Hazardous Substances Contingency Plan, 40 C.F.R. Section 300.5 and (c) substances restricted under the European Union Directive on the restriction of the use of certain hazardous substances in electrical and electronic equipment, 2002/95/EC.

3.22   Transactions with Affiliates . Other than (i) for payment of salary and benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of Portables or any Portables Subsidiary, (iii) for other employee benefits made generally available to all employees, (iv) with respect to any Person's ownership of membership interests, capital stock or other securities of Portables or any Portables Subsidiary or such Person's employment with Portables or any Portables Subsidiary, or (v) as stated in the Portables Financials, there are no contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between Portables or any of the Portables Subsidiaries, on the one hand, and, on the other hand, any (y) manager, officer or director of either Portables or any of the Portables Subsidiaries or (z) record or beneficial owner of more than 5% of the outstanding Portables Units as of the date hereof (each, a "Portables Affiliate Transaction3.22Portables Affiliate Transaction").

3.23   Insurance . Section 3.23 of the Portables Disclosure Letter sets forth a correct and complete list of all insurance policies issued in favor of Portables or any Portables Subsidiary, or pursuant to which Portables, any Portables Subsidiary or any of their respective managers, directors and/ or officers are a named insured or otherwise a beneficiary. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid and (ii) neither Portables nor any Portables Subsidiary is in breach of or default under, and neither Portables nor any Portables Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy. Portables and Portables Subsidiaries have insurance covering their properties, operations, personnel and business, which insurance is in amounts and insures against such losses and risks as are adequate to protect Portables and Portables Subsidiaries and their respective businesses. Neither Portables nor Portables Subsidiaries has received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required and necessary to be made in order to continue such insurance.

3.24   Accounts Receivable . All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of Portables and/or the Portables Subsidiaries, in accordance with GAAP (the "Portables Accounts Receivable2.25Zoom Accounts Receivable") arose in the ordinary course of business and represent bona fide revenues of Portables and/ or the Portables Subsidiaries arising from their respective businesses and are reflected in the Portables Financials. To Portables' knowledge, none of the Portables Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Portables Financials.

3.25   Inventory . The inventory of Portables and the Portables Subsidiaries (a) is of good quality, (b) is usable and saleable in the ordinary course for the purposes for which it was intended and merchantable and fit for the purpose for which it was procured or manufactured (except for allowances for obsolete or excess inventory consistent with past practice or as otherwise reflected in the Portables Financials), (c) meets applicable manufacturing specifications, requirements of applicable Law, and Portables and the Portables Subsidiaries customers' policies on shelf life and "sell by dates", and (d) is not spoiled, damaged or contaminated (except for allowances for obsolete or excess inventory consistent with past practice or as otherwise reflected in the Portables Financials).

3.26   Investment Company Act . Portables is not an "investment company" or a person directly or indirectly "controlled" by or acting on behalf of an "investment company", in each case within the meaning of the Investment Company Act of 1940, as amended.

3.27   Customers and Suppliers. Neither Portables nor CNCG has any knowledge of any intention or indication of intention by a significant customer or a significant supplier to terminate its business relationship with Portables or any Portables Subsidiary or to limit its business relationship with Portables or any Portables Subsidiary in any material respect.

3.28   Information Supplied. All documents and other papers delivered by or on behalf of Portables or CNCG in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic. No representation or warranty of Portables or CNCG contained in this Agreement and, to the best knowledge of Portables and CNCG, no document or other paper furnished by or on behalf of Portables or CNCG to Zoom or Zoom Sub (or any of their agents) pursuant to this Agreement or in connection with the transactions contemplated hereby, taken as a whole, contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading. There is no fact known to Portables or CNCG that has not been disclosed to Zoom in this Agreement or the Schedules hereto that has or could reasonably be expected to have a Portables Material Adverse Effect. None of the information supplied or to be supplied by Portables or CNCG expressly for inclusion or incorporation by reference in the filings with the SEC will, at the date of filing, or any amendment thereto, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. CNCG makes the representations in this Section 3.28 for itself only.

ARTICLE IV

COVENANTS

4.1   Conduct of Business of Zoom, Portables and Portables Subsidiaries .

  Unless the other Parties hereto shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the "Executory Period4.1(a)Executory Period"), except as expressly contemplated by this Agreement, Portables and the Portables Subsidiaries shall conduct their respective business, in the ordinary course of business consistent with past practice, and Portables shall use its best efforts consistent with the foregoing to maintain and preserve substantially intact its business organization, assets and properties, to keep available the services of Portables and the Portables Subsidiaries' respective, managers, directors, officers and employees, and to preserve substantially intact existing relationships with all Persons with whom it does significant business, all as consistent with past practice.

  Without limiting the generality of the foregoing clause (a), during the Executory Period, none of Portables or any Portables Subsidiary will (except (i) in the ordinary course of business consistent with past practice, (ii) as required by Law, or (iii) as expressly contemplated or permitted by the terms of this Agreement), without the prior written consent of Zoom:

    amend, waive or otherwise change, in any respect, any of its respective organizational documents;

    authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its membership interests, capital stock or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its membership interests, capital stock or other securities or equity interests, including any securities convertible into or exchangeable for any of its capital stock or equity interest of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such capital stock or other securities or equity interests;

    split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof or declare, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its capital equity or other securities or equity interests;

    incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, liability or obligation of any Person;

    increase or make commitments to advance the wages, salaries, bonuses or compensation of any of its directors, managers, officers or employees or increase other benefits of any of the foregoing individuals, or enter into, establish, amend or terminate any Portables Benefit Plan, as the case may be, with, for or in respect of any consultant, manager, officer, director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Portables Benefit Plan or Portables Foreign Benefit Plan, as the case may be;

    make or rescind any election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or claim for refund, or make any change in its accounting or tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

    transfer or license to any Person (other than to any Portables Subsidiaries) or otherwise extend, amend or modify, permit to lapse or fail to preserve any Portables Intellectual Property or Portables Licensed Intellectual Property, as the case may be, or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

    terminate or waive or assign any right under any Portables Material Contract or Portables Lease, as the case may be, or enter into any contract (A) involving amounts potentially exceeding $100,000 per year or (B) that would be a Portables Material Contract or (C) with a term longer than one year that cannot be terminated without payment of a penalty and upon notice of 60 days or less;

    fail to maintain its books, accounts and records in the ordinary course of business consistent with past practice;

    establish any subsidiary or enter into any new line of business;

    fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of Portables or the Portables Subsidiaries, as the case may be, in an amount and scope of coverage as is comparable to that which is currently in effect;

    revalue any of its material assets or make any change in accounting methods, principles or practices, except in compliance with GAAP and approved by Portables' outside auditors, and except as required by any Governmental Authority or change in applicable law;

    waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or otherwise pay, discharge or satisfy any claims, liabilities or obligations, unless such amount has been reserved in the Portables Financials, or enter into an agreement (or amend an existing agreement) with any such individuals;

    close or reduce any activities, or effect any layoff or other personnel reduction or change, at any facility;

    acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

    make capital expenditures in excess of $100,000 in the aggregate;

    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

    voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 in the aggregate;

    sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of its properties, assets or rights other than the sale of inventory in the ordinary course of business;

    enter into any agreement, understanding or arrangement with respect to the voting of the securities or the capital equity of Portables or the Portables Subsidiaries, as the case may be;

    take any action in violation of this Agreement that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

    enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Portables Affiliate Transaction;

    create or otherwise incur any Encumbrance on any asset of the Portables or Portables Subsidiaries;

    incur any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employee of Portables or Portables Subsidiaries or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of Portables or Portables Subsidiaries;

    amend, terminate or waive any right of substantial value under any agreement, contract or other commitment to which it is a party or by which it is bound; or

    authorize or agree to do any of the foregoing actions.

4.2   Access and Information; Confidentiality .

  Between the date of this Agreement and the Closing, each of Zoom and the Zoom Subsidiaries, on the one hand, and Portables and the Portables Subsidiaries, on the other hand, shall give, and shall direct its accountants and legal counsel to give, Portables and the Portables Subsidiaries, on the one hand, and Zoom and the Zoom Subsidiaries, on the other hand, respectively, and its respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to the other Parties), access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including tax returns, internal working papers, client files, client contracts and director or manager service agreements), of or pertaining to such Party and its subsidiaries, as the requesting Party or its Representatives may reasonably request regarding such Party's business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, each as they become available during the Executory Period, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities laws, and independent public accountant's work papers (subject to the consent or any other conditions required by such accountant, if any)) and instruct such Party's Representatives to reasonably cooperate with the requesting Party in its investigation; provided that the requesting Party shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of such Party providing such information; provided further that in no event shall a Party have access to any information that (x) based on advice of counsel, disclosure of such information (A) would violate applicable laws, including U.S. Antitrust Laws (as defined herein), or (B) violate any obligation of such other Party with respect to confidentiality so long as, with respect to confidentiality, such party has made reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality, or (y) in the reasonable judgment of the other Party, could result in the disclosure of any trade secrets of third parties and, in each such case, such Party shall only be entitled to withhold those portions of such information which are subject to the foregoing limitations. No information or knowledge obtained by any Party hereto pursuant to this Section 4.2(a) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Purchase.

  All information obtained by Zoom or any Zoom Subsidiary, on the one hand, and Portables or any Portables Subsidiary, on the other hand, pursuant to this Agreement or otherwise, shall be kept confidential in accordance with and subject to the reciprocal Confidentiality Agreement, dated April 19, 2011, by and between Portables and Zoom (the "Confidentiality Agreements4.2(b)Confidentiality Agreements"). The Parties further acknowledge and agree that the existence and terms of this Agreement and the transactions contemplated hereby are strictly confidential and that they and their respective officers, managers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents or other representatives (collectively, the "Representatives4.2(b)Representatives") shall not disclose to the public or to any third Person terms of this Agreement and the transactions contemplated herby other than with the express prior written consent of the other Parties, except (i) as may be required by applicable Law or at the request of any Governmental Authority having jurisdiction over the such Party or any of its Representatives, control persons or affiliates (including, without limitation, to the extent applicable, the rules and regulations of the SEC and FINRA), (ii) as required to carry out a Party's obligations hereunder, or (iii) as may be required to defend any action brought against such Person in connection with the Purchase, and in the case of clause (iii), in accordance with and subject the terms and conditions of the Confidentiality Agreements.

4.3   No Solicitation; No Change in Recommendation .

  For purposes of this Agreement, "Acquisition Proposal4.3(a)Acquisition Proposal" means (other than the transactions expressly contemplated by this Agreement) any inquiry, proposal, offer, plan, arrangement or any other indication of interest in making an offer or proposal, from any Person or group at any time relating to a merger, reorganization, recapitalization, reclassification, consolidation, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions, involving any of Portables and/or the Portables Subsidiaries, on the one hand, and any third Person, on the other hand, or any acquisition, purchase, sale, lease, license, exchange, transfer or other acquisition or disposition involving twenty percent (20%) or more of Portables' and/or the Portables Subsidiaries' assets or business, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning twenty percent (20%) or more of any class of equity or voting securities of Portables.

  Subject to the other provisions of this Section 4.3, during the Executory Period neither Portables, any Portables Subsidiary nor CNCG shall, directly or indirectly, authorize or permit any of its respective Representatives to, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding Portables or any Portables Subsidiary to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) withdraw or propose publicly to withdraw the approval of this Agreement or the Purchase, (v) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (vi) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vii) agree to do any of the foregoing. Without limiting the foregoing, Portables agrees that it shall be responsible for the actions of its and the Portables Subsidiaries' Representatives, as the case may be, that would constitute a violation of the restrictions set forth in this Section 4.3 if done by such Person. Portables shall promptly inform their respective Representatives and Portables Subsidiaries' Representatives, as the case may be, of the obligations undertaken in this Section 4.3.

  Portables shall notify Zoom as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by Portables, the Portables Subsidiaries or any of their respective Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to Portables or any Portables Subsidiary, as applicable, specifying in each case the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if verbal) and the identity of the party making such inquiry, proposal, offer or request for information. Portables shall keep Zoom promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Executory Period, Portables shall immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall direct, and use their respective best efforts to cause Portables' Representatives and the Portables Subsidiaries to cease and terminate any such solicitations, discussions or negotiations.

4.4   Notification of Certain Matters . Portables and CNCG, on one hand, and Zoom, on the other hand, shall give prompt notice to the other (and, if in writing, furnish copies of) if any of the following occurs during the Executory Period: (i) there has been a failure on the part of the Party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third Person alleging that the Consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non- occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Purchase set forth in Article VI not being satisfied or the satisfaction of any of those conditions being materially delayed; or (v) the commencement or threat, in writing, of any Action against any Party or any of its affiliates, or any of their respective properties or assets, or, to the knowledge of Zoom or Portables, as applicable, any manager, officer, director or partner, in his or her capacity as such, of Zoom or Portables, as applicable, or any of their affiliates with respect to the consummation of the Purchase. No such notice to any Party shall constitute an acknowledgement or admission by the Party providing notice regarding whether or not any of the conditions to Closing or to the consummation of the Purchase have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. Moreover, no information or knowledge obtained by any Party hereto pursuant to this Section 4.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Purchase.

4.5   Best Efforts .

  Subject to the terms and conditions of this Agreement, prior to the expiration of the Executory Period, each Party shall use their best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Purchase and the other transactions contemplated by this Agreement, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (in accordance with this Agreement) as soon as practicable all (i) authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement ("Requisite Regulatory Approvals"), (ii) authorizations, approvals and permits required to be obtained from or made with any third party in order to consummate the transactions contemplated by this Agreement, as set forth in Section 4.5(a)(ii) of the Zoom Disclosure Letter (the "Zoom Requisite Consents6.1(b)Requisite Regulatory Approvals"), (iii) authorizations, approvals and permits required to be obtained from or made with any third party in order to consummate the transactions contemplated by this Agreement, as set forth in Section 4.5(a)(iii) of the Portables Disclosure Letter (the "Portables Requisite Consents6.1(b)Requisite Regulatory Approvals"), and (iv) any other consents, registrations, approvals, permits and authorizations agreed upon by the Parties.

  In furtherance and not in limitation of the covenants of the Parties contained in Section 4.5(a), if any objections are asserted with respect to the transactions contemplated hereby under any applicable law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private person challenging any of the transactions contemplated hereby as violative of any applicable law or which would otherwise prevent, impede or delay the consummation of the transactions contemplated hereby, each of Portables, CNCG, Zoom and Zoom Sub shall use its best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated hereby.

  In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private person challenging the Purchase or any other transaction contemplated by this Agreement, or any other ancillary agreement contemplated hereby, each of Portables, CNCG, Zoom and Zoom Sub shall cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

  Prior to the expiration of the Executory Period, Portables shall use its best efforts to obtain any Consents of third Persons with respect to any Portables Material Contract as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated hereby.

  The term "best efforts" as used in this Section 4, shall not require a Party to make any payments to any non-governmental third party which is not consistent with past practice, unless expressly required pursuant to an agreement between the Party required to use best efforts and a non-governmental third party.

4.6   Public Announcements . The Parties agree that no public release or announcement concerning this Agreement or the Purchase shall be issued by any Party or any of their affiliates without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided, however, that either Portables or Zoom may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Portables, CNCG, Zoom or Zoom Sub in compliance with this Agreement and so long as appropriate filings are timely made with the SEC with respect to the statements.

4.7   Other Actions . Notwithstanding anything to the contrary in Section 4.6:

  as promptly as practicable after the execution of this Agreement, Zoom shall prepare, and file within the time period prescribed, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement ("Signing Filing5.7(a)Signing Filing"), which Portables shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing; and

  as promptly as practicable after the Closing, Zoom shall prepare, and file within the time period prescribed, a Current Report on Form 8-K announcing the Closing ("Closing Filing5.7(b)Closing Filing"), which Portables shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. As promptly as practicable after the Closing, Portables and Zoom shall mutually agree on and issue a press release announcing the consummation of the Purchase ("Closing Press Release5.7(b)Closing Press Release").

4.8   Required Information . In connection with the preparation of the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of Portables, CNCG and/or Zoom to any Government Authority, FINRA or other third person in connection with the Purchase and the other transactions contemplated hereby, and for such other reasonable purposes, each of the Parties shall, upon request by the other, furnish the others with all information concerning themselves, their respective Subsidiaries, directors, managers, officers and stockholders, and such other matters as may be reasonably necessary or advisable in connection with the Purchase, or any other report, statement, filing, notice or application made by or on behalf of the Parties to any third party and/or any Governmental Authority in connection with the Purchase and the other transactions contemplated hereby.

4.9   T-Mobile Indebtedness. As of the date hereof, Portables owes T- Mobile USA, Inc. ("T-Mobile") approximately $4,800,000 (the "T-Mobile Indebtedness"), pursuant to that certain Amended and Restated Note and Repayment Agreement effective July 1, 2011 between T-Mobile, Portables and Raja Amar, as amended. Upon consummation of the Purchase, Zoom and/or Zoom Sub shall be responsible for repaying the entire amount of the T-Mobile Indebtedness at a price to be agreed upon by Zoom and T-Mobile (the "T-Mobile Payoff Price") and arranging for a $500,000 letter of credit in Portables' name to secure obligations of Portables to T-Mobile (the "Letter of Credit"), within thirty (30) days of the Closing Date (the "Payment Period").

4.10   License Agreement. On or prior to the Closing Date, Portables agrees to provide to Zoom evidence in writing that T-Mobile (i) has approved the Purchase and (ii) upon repayment of the T-Mobile Indebtedness, T-Mobile will extend the licensing period for an additional five years, or three years with an automatic renewal of two additional years, and discharge all guaranty obligations of CNCG and its principals to T-Mobile (subject to payment of the T-Mobile Purchase Price and execution of the Letter of Credit).

4.11   Other Indebtedness. Within the Payment Period, Zoom shall pay in cash to such parties as set forth in Section 4.11 of the Portables Disclosure Letter an aggregate amount equal to $4.5 million less the T-Mobile Payoff Price (the "Other Indebtedness Payments") in satisfaction of the Indebtedness owed to such parties.

4.12   CNCG Capital Account. Portables hereby agrees that on the Closing Date, in connection with the sale of the CNCG Interest to Zoom Sub, Portables shall cancel any and all Indebtedness owed to it by CNCG and/or any negative capital account balance of CNCG in Portables. Portables shall provide to Zoom at Closing evidence that such cancellation has occurred.

4.13   Employment Agreements. On or before the Closing, Portables, on one hand, and each of Raja R. Amar, Lawrence Melchionda, Irene A. Coughlin and Manju R. Amar (the "Employees"), on the other hand, shall have entered into employment agreements in the form reasonably acceptable to Zoom and the Employees.

4.14   Additional Portables Units. The Parties and PUI hereby agree that at the Closing, Zoom Sub shall purchase an additional 5% of the Portables Units (the "Additional Units") so that following the Closing, Zoom Sub and PUI shall own 55% and 45%, respectively, of Portables. The purchase price for the Additional Units shall be $750,000 (the "Additional Purchase Price"), which shall be paid in cash within the Payment Period.

4.15   Remedy for Late Payments. In the event Zoom and/or Zoom Sub does not pay the T-Mobile Payoff Price, the Other Indebtedness Payments and the Additional Purchase Price (collectively, the "Cash Payments") in full and arrange for the Letter of Credit within the Payment Period, then the unpaid portion of the Cash Payments shall incur interest at an annual rate of 2% during the 60-day period following the Payment Period (the end of such 60-day period shall be the "Final Payment Date"). Subject to Section 5.7, in the event the Cash Payments are not made in full and the Letter of Credit is not arranged for by Zoom and/or Zoom Sub by the Final Payment Date, then a percentage of the Portables Units shall be returned by Zoom Sub to Portables, effective immediately following the Final Payment Date, based on the following formula: 55% of the outstanding Portables Units multiplied by a fraction, the numerator or which is the amount of Cash Payments not made and the denominator of which is $8.25 million.

4.16   Piggyback Registration Rights.

(a) Right to Piggyback. Following the Closing, whenever securities of Zoom are to be registered under the Securities Act (other than pursuant to a registration statement on Form S-4 or Form S-8) and the registration form to be used may be used for the registration of Zoom Stock (a "Piggyback Registration"), Zoom will give prompt written notice to CNCG of its intention to effect such a registration and will include in such registration, subject to the provisions of Sections 4.16(b) and (c), all shares of Zoom Stock with respect to which Zoom has received written requests for inclusion therein within 10 days after Zoom's notice has been given.

(b) Priority on Piggyback Registrations. If a Piggyback Registration is an underwritten registration on behalf of Zoom, and the managing underwriters advise Zoom that in their opinion the aggregate number of securities requested to be included in such registration pursuant to Section 4.16(a) (the "Requested Piggyback Shares") creates a substantial risk that the price per share of Zoom's common stock will need to be reduced, Zoom will include in such registration (i) first, any securities Zoom proposes to sell, and (ii) second, the Requested Piggyback Shares.

(c) Control by Zoom. Zoom may withdraw any registration statement and abandon any proposed offering initiated by it without the consent of CNCG, notwithstanding the request of CNCG to participate therein in accordance with Section 4.16(a), if the Board of Directors of Zoom determines in its sole discretion that such action is in the best interest of Zoom.

4.17   Restrictions on Divestiture. Following the Closing, so long as CNCG is restricted from transferring any of the Equity Consideration pursuant to Section 1.4 hereof, Zoom shall not transfer or dispose of any common stock or equity consideration of Zoom Sub, and Zoom Sub shall not transfer or dispose of any membership interests in Portables.

4.18   Delivery of Equity Consideration. Zoom shall deliver to CNCG the original stock certificate representing the Equity Consideration upon the earlier of (i) Portables providing to Zoom all financial statement information reflecting Portables' third quarter ended September 30, 2011 or (ii) January 15, 2012. Between the Closing Date and the date of delivery of the stock certificate representing the Equity Consideration to CNCG, such stock certificate shall be held in escrow by an escrow agent mutually acceptable to Zoom and CNCG pursuant to customary escrow terms.

4.19   Limitation on Distributions. Following the Closing, so long as the T-Mobile Payoff Price and Other Indebtedness Payments are unpaid and CNCG and/or its principals are guarantors of any Portables obligation to T-Mobile, Portables shall not make any distributions of cash, other than tax distributions, to its Members without CNCG's prior consent.

4.20   Tenant Leases. Notwithstanding anything to the contrary contained in Section 3.19, to the extent any of the Tenant Leases used in the operations of the business of Portables are not registered in the name of Portables, then all of the Parties hereby agree to act in good faith and use their best efforts to negotiate with the various landlords and assign these leases to an appropriate party determined by Portables as soon as possible following the Closing of this Agreement.

ARTICLE V

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

5.1   Survival of Representations and Warranties. The representations, warranties and covenants made in or pursuant to this Agreement will survive the Closing until the second anniversary of the Closing Date; provided, however, that (i) those found in Sections 3.1, 3.2, 3.4, 3.5, 3.6, and 3.19 shall survive in perpetuity, (ii) those found in Sections 3.17 and 3.21 shall survive until the expiration of their applicable statute of limitations, and (iii) any representation or warranty the violation of which is made the basis of a claim for indemnification will survive until such claim is finally resolved if the indemnified party notifies in writing the indemnifying party of such claim in reasonable detail prior to the expiration of the survival period of such claim in accordance with this Section 5.1.

5.2   Indemnification by Zoom. Subject to the terms and conditions of this Article V, from and after the Closing, Zoom and Zoom Sub shall jointly and severally indemnify,

defend and hold harmless each of CNCG, PUI, Portables, their affiliates and each of their respective successors and permitted assigns, and their respective members, managers, officers, directors, employees and agents (each, a "Portables Indemnified Party") from and against any liabilities, claims (including claims by third parties), demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description) (collectively, "Damages"), that such Portables Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any breach by Zoom and/or Zoom Sub of any of their respective representations, warranties or covenants contained in this Agreement.

5.3   Indemnification by CNCG. Subject to the terms and conditions of this Article V, from and after the Closing, CNCG shall indemnify, defend and hold harmless Zoom, the Zoom Subsidiaries, their affiliates and each of their respective successors and permitted assigns, and their respective officers, directors, employees and agents (each, a "Zoom Indemnified Party") from and against any Damages that such Zoom Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any breach by CNCG of any of its representations, warranties or covenants contained in this Agreement.

5.4   Indemnification by PUI. Subject to the terms and conditions of this Article V, from and after the Closing, PUI shall indemnify, defend and hold harmless each Zoom Indemnified Party from and against any Damages that such Zoom Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (i) any breach by PUI, Portables and/or the Portables Subsidiaries of any of their respective representations, warranties or covenants contained in this Agreement or (ii) the ownership and operation of Portables' business or the ownership and use of Portables' assets on or prior to the Closing Date.

5.5   Limitation on Indemnification. Notwithstanding anything to the contrary in this Agreement, neither Party will be obligated to provide to the other Party any indemnification against Damages under Section 5.2, 5.3 or 5.4 above, as the case may be, unless the amount (the "Basket") (a) per single Damages claim exceeds Forty Thousand Dollars ($40,000), or (b) for all Damages claims in the aggregate exceeds Sixty Thousand Dollars ($60,000), in which case the indemnifying party will be liable to the indemnified party for the amount of the losses or damages suffered as a result of the Damages in excess of the Basket. Notwithstanding anything to the contrary in this Agreement, CNCG and PUI, jointly and severally, shall not be obligated to provide to the Zoom Indemnified Party any indemnification for Damages suffered in an aggregate amount in excess of Three Million Seven Hundred and Fifty Thousand Dollars ($3,750,000).

5.6   Indemnification Procedures.

  An indemnified party shall give written notice (a "Notice of Claim") to the indemnifying party within 45 days (or, to the extent possible, within such shorter period as may be necessary to give the indemnifying party a reasonable opportunity to respond to such claim) after the indemnified party has knowledge of any claim (including a third party claim, in which case such Notice of Claim shall set forth the name of the party making such third party claim, to the extent known), which an indemnified party has determined has given or could give rise to a right of indemnification under this Agreement. No failure to give such Notice of

  Claim shall affect the indemnification obligations of the indemnifying party hereunder, except to the extent such failure shall have prejudiced such indemnifying party's ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim and the amount of the Loss, if known, and the indemnifying party shall have a period of 30 days to reply to such Notice of Claim.

  The obligations and liabilities of an indemnifying party under this Agreement with respect to Losses arising from claims of any third party that are subject to the indemnification provisions provided for herein shall be governed by the following additional terms and conditions: (A) the indemnifying party shall be permitted, at the indemnifying party's option, to assume and control the defense of such claim at the indemnifying party's expense and through counsel of the indemnifying party's choice reasonably acceptable to the indemnified party if the indemnifying party gives notice within the 30 day period specified above of the indemnifying party's intention to do so, (B) the indemnified party shall cooperate with the indemnifying party in such defense and make available to the indemnifying party all witnesses, pertinent records, materials and information in the indemnified party's possession or under the indemnified party's control relating thereto as is reasonably required by the indemnifying party, (C) if the indemnified party does not receive written notice within said period that the indemnifying party has elected to assume the defense of such claim, the indemnified party may elect to assume such defense (whether or not the indemnified party elects to assume the defense of such claim, the indemnifying party shall not be relieved of the indemnifying party's obligations hereunder), (D) in the event the indemnified party is, directly or indirectly, conducting the defense against any such claim, the indemnifying party shall cooperate with the indemnified party in such defense and make available to the indemnified party all such witnesses, records, materials and information in the indemnifying party's possession or under the indemnifying party's control relating thereto as is reasonably required by the indemnified party, and (E) except for the settlement of a claim that involves only the payment of money by the indemnifying party, no claim may be settled by the indemnifying party without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed.

  Any claim by an indemnified party with respect to Losses which does not result from a third party claim will be asserted in the same manner as specified in Section 5.6(a) above. If the indemnifying party does not respond to such claim within the 30 day period specified in Section 5.6(a), the indemnifying party will be deemed to have accepted responsibility for such claim, and the indemnified party will be free to pursue such remedies as may be available to the indemnified party under this Agreement or under applicable law.

5.7   Recission Remedy .

  The provisions of Section 4.15 notwithstanding, in the event that the T-Mobile Indebtedness is not paid within the Payment Period and continues to remain unpaid, and the Letter of Credit is not provided for within the Payment Period and continues not to be provided for, then upon and following the earlier of (i) one hundred eighty (180) days following the Closing Date or (ii) the date that T-Mobile institutes an Action to enforce the collection of any of the T-Mobile Indebtedness against CNCG and/or its principals, CNCG may by notice (the "Recission Remedy Note") to Zoom, Zoom Sub, Portables and PUI, elect the following remedy (the "Recission Remedy"):

    Zoom shall transfer the CNCG Interests to CNCG in consideration for the return of the Equity Consideration by CNCG to Zoom.

    The Zoom Note shall be cancelled and CNCG shall repay to Zoom all amounts paid by Zoom to CNCG under the Zoom Note.

    Portables shall repay to Zoom and/or Zoom Sub any amounts of T-Mobile Payoff Price and Other Indebtedness paid by Zoom and/or Zoom Sub, and Zoom and/or Zoom Sub shall no longer be responsible for making any additional Cash Payments.

    Portables shall pay Zoom and/or Zoom Sub any amounts paid or deposited by Zoom and/or Zoom Sub to arrange for the Letter of Credit.

    Portables shall redeem from Zoom Sub the Additional Units in consideration for the payment of an amount equal to the Additional Purchase Price actually paid by Zoom and/or Zoom Sub to Portables.

    Zoom and/or Zoom Sub, jointly and severally, shall pay to Portables an amount equal to Portables' legal fees and expenses, and audit and accounting fees and expenses, incurred by Portables in connection with this Agreement and the transactions contemplated hereby, and the related Portables financial statement audit and/or review, up to an aggregate of Two Thousand Fifty Thousand Dollars ($250,000).

  The forgoing actions shall be taken and payments shall be made within thirty (30) days after the giving of the Recission Election Notice by CNCG.

  To the extent that Portables has elected the Remedy for Late Payment pursuant to Section 4.15 prior to CNCG's election of the Recission Remedy, appropriate adjustments shall be made to the membership interest percentage interests of PUI and CNCG in Portables and their respective capital accounts to return PUI and CNCG to their relative ownership and management positions in CNCG prior to the Closing in connection with the implementation of the Recission Remedy.

ARTICLE VI

CONDITIONS

6.1   Conditions to Each Party's Obligations . The obligations of each Party to consummate the Purchase and other transactions described herein shall be subject to the satisfaction or waiver (where permissible), at or prior to the earlier of the Closing Date or Drop Dead Date, of the following conditions:

  Requisite Regulatory Approvals. All Requisite Regulatory Approvals6.1(b)Requisite Regulatory Approvals shall have each been obtained or made.

  No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Purchase or the other transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Purchase, any other transactions contemplated by this Agreement or the other ancillary agreements related to this Agreement.

6.2   Conditions to Obligations of CNCG . The obligations of CNCG to consummate the Purchase are subject to the satisfaction or waiver by CNCG, of the following additional conditions:

  Representations and Warranties. Each of the representations and warranties of Zoom and Zoom Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date).

  Agreements and Covenants. Zoom and the Zoom Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Closing Date.

  Zoom Requisite Consents. The Zoom Requisite Consents6.1(b)Requisite Regulatory Approvals shall have each been obtained or made.

  Officer Certificate. Each of Zoom and Zoom Sub shall have delivered to CNCG a certificate, dated the Closing Date, signed by the chief executive officer of each of Zoom and Zoom Sub, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c).

  Secretary's Certificate. Each of Zoom and Zoom Parent shall have delivered to CNCG a true copy of the resolutions of the Zoom Board and the Zoom Sub Board authorizing the execution of this Agreement and the consummation of the Purchase and transactions contemplated herein, certified by the Secretary of Zoom and Secretary of Zoom Sub, or a similar officer.

  Zoom Deliverables to CNCG. CNCG shall have received the New Zoom Note and a copy of the stock certificate representing the Equity Consideration.

6.3   Conditions to Obligations of Zoom and Zoom Sub . The obligations of Zoom and Zoom Sub to consummate the Purchase are subject to the satisfaction or waiver by Zoom and/or Zoom Sub of the following additional conditions:

  Representations and Warranties. Each of the representations and warranties of CNCG and Portables set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent that any of such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

  Agreements and Covenants. CNCG and Portables shall have performed in all material respects all of their obligations and complied in all material respects with all of their agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing Date.

  Portables Requisite Consents. The Portables Requisite Consents6.1(b)Requisite Regulatory Approvals shall have each been obtained or made.

  Officer Certificate. Each of CNCG and Portables shall have delivered to Zoom and Zoom Sub a certificate, dated the Closing Date, signed by its chief executive officer or similar officer, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c).

  Secretary's Certificate. Each of CNCG and Portables shall have delivered to Zoom and Zoom Sub a true copy of the resolutions of the CNCG Board and Portables managers, as the case may be, authorizing the execution of this Agreement and the consummation of the Purchase and transactions contemplated herein, certified by its Secretary or a similar officer.

  Portables Material Adverse Effect. No Portables Material Adverse Effect shall have occurred since the date of this Agreement.

  FIRPTA Certificate. Portables shall provide to Zoom and Zoom Sub a certificate (the "FIRPTA Certificate"), signed under penalties of perjury and in form and substance as required under Section 1.897-2(h) of the Treasury Regulations promulgated under the Code, stating that an interest in Portables is not a "United States real property interest" for purposes of Section 897 of the Code. The failure of Portables to deliver the FIRPTA Certificate shall not affect the obligation of Zoom and Zoom Sub to effect the Purchase, but instead shall permit Zoom and/or Zoom Sub to deduct and withhold from the Equity Consideration such amounts as may be required to be withheld by applicable tax law; provided, however, that CNCG may execute and deliver to Zoom a statement certifying CNCG's non-foreign status in accordance with Treasury Regulation 1.1445-2(b), in which case, no such withholding shall be required with respect to CNCG.

  LLC Agreement. Zoom shall have received the Amended and Restated Operating Agreement of Portables (the "Amended and Restated Portables LLC Agreement"), executed by Portables and PUI, which reflects the Purchase of the CNCG Interests and Additional Units.

  Employment Agreements. Zoom shall have received copies of the Employment Agreements, executed by the Employees and Portables.

6.4   Conditions to Obligations of Portables . The obligations of Portables to consummate the Purchase are subject to the satisfaction or waiver by Portables of the following additional conditions:

  Representations and Warranties. Each of the representations and warranties of Zoom and Zoom Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent that any of such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

  Agreements and Covenants. Zoom and Zoom Sub shall have performed in all material respects all of their obligations and complied in all material respects with all of their agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing Date.

  Zoom Requisite Consents. The Zoom Requisite Consents6.1(b)Requisite Regulatory Approvals shall have each been obtained or made.

  Officer Certificate. Each of Zoom, Zoom Sub and CNCG shall have delivered to Portables a certificate, dated the Closing Date, signed by their chief executive officers, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.4(a), 6.4(b) and 6.4(c).

  Secretary's Certificate. Each of Zoom, Zoom Sub and CNCG shall have delivered to Portables a true copy of the resolutions of Zoom, Zoom Sub and CNCG, as the case may be, authorizing the execution of this Agreement and the consummation of the Purchase and transactions contemplated herein, certified by their Secretaries or a similar officer.

  Zoom Material Adverse Effect. No Zoom Material Adverse Effect shall have occurred since the date of this Agreement.

  LLC Agreement. Portables shall have received a copy of the Amended and Restated Portables LLC Agreement, executed by Zoom and/or Zoom Sub.

  Employment Agreements. Portables and the Employees shall have received copies of the Employment Agreements executed by Zoom.

ARTICLE VII

TERMINATION AND ABANDONMENT

7.1   Termination . This Agreement may be terminated and the Purchase and the other transactions contemplated hereby may be abandoned at any time prior to the earlier of the Closing Date or the Drop Dead Date (the date of any such termination, the "Termination Date7.1Termination Date"), as follows:

  by mutual written consent of Zoom, CNCG and Portables;

  by written notice by either CNCG, Zoom or Portables, if (i) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or law or taken any other Action that is, in each case, then in effect and is final and non-appealable and has the effect of restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by this Agreement or the agreements contemplated hereby or (ii) any Governmental Authority shall have finally, without the right to appeal, declined to grant any of the Requisite Regulatory Approvals; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party who has failed to comply with Section 4.5 as it relates to such Order or Action or whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Order to have been enacted, issued, promulgated, enforced or entered;

  by written notice by CNCG or Portables to Zoom, if there has been a breach by Zoom and/or Zoom Sub of any of their representations, warranties or covenants contained in this Agreement, or if any representation or warranty of Zoom and/or Zoom Sub shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 6.2 (a "Terminating Zoom Breach7.1(c)Terminating Zoom Breach"); provided, however, that if such Terminating Zoom Breach is curable by Zoom and/or Zoom Sub prior to the Drop Dead Date, then CNCG or Portables may not terminate this Agreement under this Section 7.1(c) for fourteen (14) calendar days after delivery of written notice from CNCG or Portables to Zoom of such Terminating Zoom Breach, provided Zoom and/or Zoom Sub continues to exercise commercially reasonable efforts to cure such breach (it being understood that CNCG or Portables may not terminate this Agreement pursuant to this Section 7.1(c) if it shall have materially breached this Agreement or if such Terminating Zoom Breach is cured during such fourteen (14) day period);

  by written notice by Zoom to CNCG and Portables, if there has been a breach by CNCG or Portables of any of their respective representations, warranties or covenants contained in this Agreement, or if any representation or warranty of CNCG or Portables shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 6.3 (a "Terminating Portables Breach7.1(d)Terminating Portables Breach"); provided, however, that if such Terminating Portables Breach is curable by CNCG and/or Portables prior to the Drop Dead Date, then Zoom may not terminate this Agreement under this Section 7.1(d) for fourteen (14) calendar days after delivery of written notice from Zoom to CNCG and Portables of such Terminating Portables Breach, provided CNCG and/or Portables continues to exercise commercially reasonable efforts to cure such Terminating Portables Breach (it being understood that Zoom may not terminate this Agreement pursuant to this Section 7.1(d) if it shall have materially breached this Agreement or if such Terminating Portables Breach is cured during such fourteen (14) day period);

  by written notice by CNCG or Portables to Zoom if the Purchase shall not have been consummated on or before the Drop Dead Date; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to CNCG if CNCG or Portables is in material breach of any representation, warranty or covenant contained in this Agreement, or materially fails to fulfill any of thier respective obligations under this Agreement, which, in any such case, results in, or otherwise causes, the failure of the Purchase to be consummated on or before the Drop Dead Date; or

  by written notice by Zoom to CNCG and Portables if the Purchase shall not have been consummated on or before the Drop Dead Date; provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to Zoom if

  Zoom or Zoom Sub is in material breach of any representation, warranty or covenant contained in this Agreement, or materially fails to fulfill any of their respective obligations under this Agreement, which, in any such case, results in, or otherwise causes, the failure of the Purchase to be consummated on or before the Drop Dead Date.

7.2   Effect of Termination . In the event of the termination of this Agreement and the abandonment of the Purchase pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto or any of their respective affiliates or the members, managers, directors, officers, partners, employees, agents or other Representatives of any of them, and all rights and obligations of each Party hereto shall cease, except nothing herein shall relieve any Party from liability for any fraud or willful breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement prior to termination.

ARTICLE VIII

MISCELLANEOUS

8.1   Survival . The Confidentiality Agreements, Section 4.2(b), Section 7.2, and this Article VIII shall survive any termination of this Agreement in accordance with Section 7.1.

8.2   Notices . All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or other electronic means, receipt confirmed, or on the next Business Day when sent by nationally recognized overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Portables, to:

Portables Unlimited, LLC
136 First Street
Nanuet, New York 10954
Attention: Raja R. Amar, President and CEO
Facsimile: (845) 507-8205

with a copy to (but which shall not constitute notice to Portables):

Certilman Balin Adler & Hyman, LLP
90 Merrick Avenue, 9th Floor
East Meadow, New York 11554
Attention: Jas S. Mayall, Esq.
Facsimile (516) 296-7111

if to Zoom or Zoom Sub, to:

Zoom Technologies, Inc.
Sanlitun SOHO, Building A, 11th Floor
No.8 Workers Stadium North Road, Chaoyang District Beijing, China 100027
Attention: Anthony K. Chan, CFO
Facsimile: 86-10-5935-9003

with a copy to (but which shall not constitute notice to Zoom or Zoom Sub):

Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
Attention: Barry I. Grossman, Esq.
Facsimile: (212) 370-7889

if to CNCG, to:

The Cellular Network Communications Group, Inc.
11-11 44th Drive
Long Island City, New York 11101
Attention: Simon Blitz, President
Facsimile: (631) 206-9311

with a copy to (but which shall not constitute notice to CNCG):

Certilman Balin Adler & Hyman, LLP
90 Merrick Avenue, 9th Floor
East Meadow, New York 11554
Attention: Jas S. Mayall, Esq.
Facsimile (516) 296-7111

8.3   Fees and Expenses . All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Purchase or any other related transaction is consummated. As used in this Agreement, "Expenses7.3(a)Expenses" shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and/or any of its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any ancillary agreement related hereto, and all other matters related to the consummation of the Purchase. In addition, in the event action is taken in connection with Section 8.13 below, then the Party taking such action shall be entitled to collect from the other non-affiliated Parties reasonable legal fees incurred in taking such actions.

8.4   Amendment . This Agreement may only be amended pursuant to a written agreement signed by all of the Parties hereto.

8.5   Waiver . At any time prior to the Closing Date, subject to applicable law, Parties may in their sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliated Parties hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated Parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-affiliated Parties with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by all of the Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by Zoom, Zoom Sub, CNCG or Portables in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

8.6   Binding Effect; Assignment . This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

8.7   Governing Law; Jurisdiction . This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York. The Parties hereto hereby (A) submit to the exclusive jurisdiction of any state or federal court in New York, New York for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above- named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each of the Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party. Nothing in this Section 8.7 shall affect the right of any Party to serve legal process in any other manner permitted by law.

8.8   Waiver of Jury Trial . Each of the Parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.8.

8.9   Counterparts . This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.10   Interpretation . The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein," "hereby" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

8.11   Entire Agreement . This Agreement and the documents or instruments referred to herein, including any exhibits attached hereto and the Zoom Disclosure Letter and the Portables Disclosure Letter referred to herein, which exhibits and disclosure letters are incorporated herein by reference, and the Confidentiality Agreements, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and the understandings among the Parties with respect to such subject matter.

8.12   Severability . In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Purchase be consummated as originally contemplated to the fullest extent possible.

8.13   Specific Performance . The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Portables, CNCG, Zoom or Zoom Sub in accordance with their specific terms or were otherwise breached. Accordingly, the Parties further agree that prior to the termination of this Agreement in accordance with Section 7.1, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

8.14   Non-Exclusive Remedy

. Except as otherwise provided herein, none of the remedies provided in this Agreement nor specific performance are the exclusive remedy of a Party for a breach of this Agreement. The Parties have the right to seek any other remedy in law or equity in addition to and in lieu of any remedies provided for in this Agreement, including an action for damages for breach or contract.

8.15   Third Parties . Nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

8.16   Disclosure Letters . The disclosure of any matter in the Zoom Disclosure Letter or the Portables Disclosure Letter, as the case may be, shall be deemed to be a disclosure on all other sections of the Zoom Disclosure Letter or the Portables Disclosure Letter, as the case may be, if such disclosure is in sufficient detail to make it readily apparent to a reasonable Person that such disclosure applies to the other sections thereof to which such disclosure is responsive. Certain of the information set forth in each of the Zoom Disclosure Letter and the Portables Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made by the Parties in this Agreement, nor shall such information be deemed to establish a standard of materiality. If there is any inconsistency between the statements in this Agreement and those in the Zoom Disclosure Letter or Portables Disclosure Letter (other than an exception set forth in such Zoom Disclosure Letter or Portables Disclosure Letter), the statements in this Agreement will control.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO
SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

PORTABLES UNLIMITED LLC By: __________________________________ Name: Raja R. Amar Title: President and CEO

THE CELLULAR NETWORK COMMUNICATIONS GROUP, INC.

By: ___________________________________
Name: Simon Blitz
Title: President

ZOOM TECHNOLOGIES, INC.

By: ___________________________________
Name: Anthony K. Chan
Title: Chief Financial Officer

ZOOM USA HOLDINGS, INC. By: ___________________________________ Name: Anthony K. Chan Title: Chief Financial Officer

ACKNOWLEDGED AND AGREED
(only with respect to Section 1.5, 4.14 and Article V):

PORTABLES UNLIMITED, INC.

By: __________________________________
Name: Raja R. Amar
Title: President and CEO